March 24, 2021

Nuveen Municipal Credit Opportunities Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Municipal Credit Opportunities Fund (NMCO): Registration Statement on Form N-2 (File No. 333- )

Ladies and Gentlemen:

We hereby consent to all references to our firm in the Registration Statement of Nuveen Municipal Credit Opportunities Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001